EXHIBIT 77H


Changes in control of registrant


For RiverSource 130/30 U.S. Equity Fund:

During the six-month period ended October 31, 2008, RiverSource Investments, LLC, through its initial capital investment, was owner of record of more than 25% of the outstanding shares of the Fund.